Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street

Palo Alto, California 94304

February 23, 2021

Plus Therapeutics, Inc.

4200 Marathon Blvd., Suite 200

Austin, TX 78756

Ladies and Gentlemen:

We are acting as counsel for Plus Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of the Company having an aggregate offering price of up to $5,040,000, all of which are authorized but heretofore unissued shares to be offered and sold by the Company, pursuant to (i) the Registration Statement on Form S-3 (File No. 333-249410) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) on October 9, 2020 and declared effective by the Commission on October 19, 2020, (ii) the related prospectus, dated October 19, 2020, as supplemented by the prospectus supplement filed by with the Commission on February 23, 2021 relating to the offer and sale of the Shares (as so supplemented, the “Prospectus”), and (iii) the Equity Distribution Agreement dated as of October 23, 2020, between the Company and Canaccord Genuity LLC (the “Agreement”).

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions in this letter. Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with terms of the Agreement, will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/  Pillsbury Winthrop Shaw Pittman LLP